Exhibit 99.1

Company Contact:

Jingwei International Limited

Cao Wei
Tel: +86-755-8631-9430

Email: weicao@jingweicom.com

www.jingweicom.com

Jingwei International Limited Announces Voluntary Delisting from NASDAQ Global Market

Shenzhen, China, March 9, 2012 /PRNewswire/ -- Jingwei International Limited (NASDAQ: JNGW) ("Jingwei" or “the Company"), a leading provider of data-mining, interactive marketing and software services in China, today announced that it has notified The NASDAQ Stock Market LLC (“NASDAQ”) of its intent to delist its common stock from the NASDAQ Global Market following the completion of its recently announced “going private” transaction designed to eliminate Jingwei’s status as a public company in the U.S.

The Company intends to file a Form 25 with the SEC on March 20, 2012 relating to the delisting of its common stock, with the delisting of its common stock to be effective ten days thereafter. Accordingly, the Company expects that the last day of trading of its common stock on the Nasdaq Global Market will be on or about March 30, 2012.

On the effective date of the delisting, the Company plans to file a Form 15 to suspend its duty to file reports under Section 15(d) of the Securities Exchange Act of 1934. It will be eligible to suspend such duty because it has fewer than 300 record holders following the reverse stock split, subject to the receipt by the Company of a no-action letter regarding the filing of its Annual Report on Form 10-K for the year ended December 31, 2011 from the Staff of the US Securities and Exchange Commission for which a request has been submitted. Upon filing of the Form 15, the Company's obligation to file certain reports with the SEC, including Forms 10-K, 10-Q and 8-K, will immediately be suspended.

About Jingwei International Limited:

Jingwei International Limited ("Jingwei") has established a leading position in China in data mining, interactive marketing and software services. To capitalize on China’s rapid growth on mobile, Internet and e-Commerce applications, Jingwei has focused on new data mining offerings that encompass interactive marketing, bundled mobility solutions and mobile value added services. The Company’s software services include business intelligence, billing, customer relationship management and decision support solutions for Chinese telecom operators and power companies.

Business Risks and Forward-Looking Statements

This report includes forward-looking statements. Generally, the words "believes," "anticipates," "may," "will," "should," "expect," "intend," "estimate," "continue," and similar expressions or the negative thereof or comparable terminology are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, including the matters set forth in this report or other reports or documents we file with the Securities and Exchange Commission from time to time, which could cause actual results or outcomes to differ materially from those projected. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update these forward-looking statements.